UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2004

EMC CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-9853	No. 04-2680009

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

176 South Street, Hopkinton, MA	01748

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (508) 435-1000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

     On October 28, 2004, the Compensation Committee of the Board of Directors of EMC Corporation (“EMC”) granted to Joseph M. Tucci, Michael C. Ruettgers, William J. Teuber, Jr. and David I. Goulden, each of whom is an EMC named executive officer in the Proxy Statement for EMC’s 2004 Annual Meeting of Shareholders, options to acquire 1,120,000, 560,000, 400,000 and 400,000 shares, respectively, of EMC common stock under EMC’s 2003 Stock Plan (the “Plan”). Each of these options is exercisable in annual increments of 20% over a five-year period and is exercisable at a price of $12.85 per share of EMC common stock, which was the fair market value per share of EMC common stock on the grant date, as determined under the Plan. The term of each of these options is ten years from the date of grant.

     The Compensation Committee also granted to Messrs. Tucci, Ruettgers, Teuber and Goulden awards of 340,000, 140,000, 150,000 and 100,000 shares of restricted stock, respectively, under the Plan. The shares of restricted stock are subject to certain restrictions on transfer and are subject to forfeiture upon certain events. The restrictions on transfer and forfeiture with respect to the shares lapse on the fifth anniversary of the date of grant. In the event that certain EMC earnings per share targets established by the Board of Directors or the Compensation Committee are met, the restrictions on the shares lapse ratably over three years.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:	/s/ William J. Teuber, Jr. William J. Teuber, Jr. Executive Vice President and Chief Financial Officer

Date: November 1, 2004

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